Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999#30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

Provectus Biopharmaceuticals Reports Data On PV-10 in Combination Therapy and T Cell Mediated Immunity Presented at American Association for Cancer Research (AACR) Annual Meeting 2016

Poster Titled, “T cell Mediated Immunity After Combination Therapy with Intralesional PV-10 and Co-Inhibitory Blockade in a Melanoma Model” presented by Researchers at Moffitt Cancer Center

KNOXVILLE, TN, April 22, 2016 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), announced today that researchers from Moffitt Cancer Center in Tampa, Florida, presented a poster titled, “T cell Mediated Immunity After Combination Therapy with Intralesional PV-10 and Co-Inhibitory Blockade in a Melanoma Model,” at the American Association for Cancer Research (AACR) Annual Meeting 2016, held at the Ernest N. Morial Convention Center in New Orleans, Louisiana.

In the poster, authors Amy M Weber, Hao Liu, Krithika Kodumudi, Amod A Sarnaik and Shari Pilon-Thomas state that “treatment with IL PV-10 and anti-PD-1 antibody results in a delay in tumor growth and enhanced T cell activation in the M05 tumor model.” They also conclude that “the effect of combination therapy with IL PV-10 and PD-1 blockade is mediated by CD8+ T cells, and depletion of either CD4+ T cells or CD25+ Tregs enhances anti-tumor immunity in the M05 melanoma model.” The abstract of the poster (number 4978) may be viewed at: http://www.abstractsonline.com/4978

Shari Pilon-Thomas, Ph.D., who leads the research team at Moffitt, noted, “Our results show that combining intralesional PV-10 with anti-PD-1 co-inhibitory blockade not only suppresses tumor growth vs. either agent alone but also yields marked increases in tumor-specific T cell activation against injected tumor.”

Eric Wachter, Ph.D., Chief Technology Officer of Provectus, observed, “The nonclinical data reported by our collaborators at Moffitt reaffirm the crucial role T cells play in response to tumor ablation with intralesional PV-10, and further demonstrate the potential value of combining PV-10 with T cell directed checkpoint inhibition, such as the anti-PD-1 agent pembrolizumab. Intriguingly, these data also highlight possible strategies for augmenting this paradigm by harnessing additional targets in T cell signaling.”

Provectus is currently enrolling patients in a phase 3 study of PV-10 as a single agent therapy for patients with locally advanced cutaneous melanoma (Clinical Trials ID NCT02288897) and in a phase 1b study of PV-10 in combination with the immune checkpoint inhibitor pembrolizumab in patients with metastatic melanoma (Clinical Trials ID NCT02557321).

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About the American Association for Cancer Research

The mission of the American Association for Cancer Research is to prevent and cure cancer through research, education, communication, and collaboration. Through its programs and services, the AACR fosters research in cancer and related biomedical science; accelerates the dissemination of new research findings among scientists and others dedicated to the conquest of cancer; promotes science education and training; and advances the understanding of cancer etiology, prevention, diagnosis, and treatment throughout the world.

The AACR is the oldest and largest scientific organization in the world focused on every aspect of high-quality, innovative cancer research. Its reputation for scientific breadth and excellence attract the premier researchers in the field. The programs and services of the AACR foster the exchange of knowledge and new ideas among scientists dedicated to cancer research, provide training opportunities for the next generation of cancer researchers, and increase public understanding of cancer.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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